Exhibit 21.1

LIST OF SUBSIDIARIES

Entity (1)	Jurisdiction of Incorporation
Tier Partners, LLC	Delaware
Tier GP, Inc.	Delaware
Tier BT, Inc. (2)	Delaware
Tier Business Trust	Maryland
Tier Operating Partnership LP(3)	Texas
_____________
(1) Does not include subsidiaries of Tier Operating Partnership LP, which holds our investment assets.
(2) Tier BT, Inc. owns 100% of the interests of Tier Business Trust.
(3) Tier GP, Inc. is the sole general partner in Tier Operating Partnership LP, our operating partnership. Tier Business Trust and Tier Partners, LLC are limited partners in Tier Operating Partnership LP.